Exhibit 2.2

AMENDMENT NO. 1 TO MERGER AGREEMENT

THIS AMENDMENT NO. 1 TO MERGER AGREEMENT (this “Amendment”) dated as of October 5, 2007, by and among LIFESCIENCES OPPORTUNITIES, INC., a Florida corporation (the “Company”), and DRTATTOFF, LLC, a California limited liability company (“Dr. Tattoff”).

WHEREAS, reference is hereby made to that certain Merger Agreement (the “Agreement”), dated as of September 7, 2007, by and among the Company and Dr. Tattoff.

WHEREAS, the Company and Dr. Tattoff wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants other agreements contained in this Amendment the Company and Dr. Tattoff hereby agree to amend the Agreement as follows:

1.   Defined Terms; Conflicting Documents. All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. In the event of any conflict between the Agreement and this Amendment, this Amendment shall prevail and govern.

2.  Amendment to Section 2.1: Conversion of Capital Stock. Subsection (a) of Section 2.1 of the Agreement is deleted in its entirety and replaced with the following new Section 2.1(a):

“(a) Each unit of outstanding membership interest of Dr. Tattoff (the “Membership Interests”) shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation (the “Company Common Stock”). The number of shares of Company Common Stock issued to each member of Dr. Tattoff (each a “Member” and collectively the “Members”) in accordance with this Section 2.1(a) shall hereafter be referred to as the “Merger Shares”. At the Effective Time, all Membership Interests of Dr. Tattoff shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Dr. Tattoff Member shall cease to have any rights with respect thereto, except the right to receive the Merger Shares.”

3.  Amendment to Section 7.1: Termination. Subsection (b) of Section 7.1 of the Agreement is deleted in its entirety and replaced with the following new Section 7.1(b):

“(b) by either the Company or Dr. Tattoff, by written notice to the other if, for any reason, the Closing has not occurred prior to the close of business on or before February 1, 2008; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or Dr. Tattoff, as applicable, if the party seeking to terminate the Agreement is responsible for the delay;”

4.  Amendment to Section 8.1: Certain Definitions. The definition of “Company Common Stock” is hereby amended by replacing the Section reference contained therein from “Section 2.1(b)” to “Section 2.1(a)”.

5.  Ratification. Except as specifically herein amended and modified, all terms and conditions of the Agreement remain unchanged and in full force and effect.

[Signature Page Follows]

SIGNATURE PAGE TO AMENDMENT NO. 1 TO MERGER AGREEMENT

Please acknowledge your acceptance of the foregoing Amendment by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

LIFESCIENCES OPPORTUNITIES, INC.

By:	/s/ Roland Perry
Name: Roland Perry
Title: President

DRTATTOFF, LLC

By:	/s/ James Morel
Name: James Morel
Title: CEO